Exhibit 10.1

University of Illinois at Chicago Exclusive License Amendment

SECOND AMENDMENT TO RESPIRERX -UNIVERSITY OF ILLINOIS

EXCLUSIVE LICENSE AGREEMENT

This Second Amendment (“Amendment 2”) to the Exclusive License Agreement is made and entered into as of the December 15, 2022 (“Effective Date”), by and between the Board of Trustees of the University of Illinois, a body corporate and politic of the State of Illinois, and having a place of business at 352 Henry Administration Building, 506 S. Wright St., Urbana, Illinois 61801 (“University”) and RespireRx Pharmaceuticals Inc., a Delaware corporation, and having a place of business at 126 Valley Road, Suite C, Glen Rock, New Jersey 07452 (“Licensee”). Collectively, University and LICENSEE may be referred to as “the Parties.” Individually, each may be referred to as a “Party.”

WHEREAS, the Parties entered into a certain Agreement effective June 27, 2014 (“Agreement” with UIC Ref #2014-0224), which was amended effective on August 2, 2017 (“Amendment” with UIC Ref #2018-0026) to license certain Technologies and Patent Rights from University to Licensee; and

WHEREAS, the Parties wish to amend the Agreement in the manner set forth in this Amendment 2 in order to add new definitions for and payment obligations related to Deferred Compensation Annual Net Sales Payments and Deferred Compensation Annual Minimum Payment(s) with an extension of the Term of the Agreement in consideration for modifying financial terms and timelines;

NOW, THEREFORE, in consideration of the mutual covenants and agreements or terms set forth herein, and for good and valuable consideration, the receipt and sufficiency for which is hereby acknowledged, the parties hereto agree as follows:

1.	The definition under Article 1 of “Product” is deleted and replaced with the following:

“Product(s)” means any product or process: (a) claimed by the Patent Rights, or whose manufacture, use or production is claimed by the Patent Rights; or (b) by which the development, manufacture, reproduction, performance, use, sale or importation of, incorporates, uses or is derived from any of the Technical Information; or (c) meeting the qualifications of both (a) and (b) of this definition. Product also includes any product or process that would have been enforceable under Patent Rights after the Patent Rights have expired.

2.	The following definitions shall be added to Article 1 after “Affiliate” and before “Field”:

“Deferred Compensation Annual Net Sales Payments” means those payment obligations calculated based on Net Sales set forth on Schedule 2, as amended hereby, which only become due and payable after the expiration of the Patent Rights and shall not be due and payable while any of the Patent Rights have not yet expired.

“Deferred Compensation Minimum Payment(s)” means those annual payment obligations set forth on Schedule 2, as amended hereby, which only become due and payable after the expiration of the Patent Rights and shall not be due and payable while any of the Patent Rights have not yet expired.

3.	Section 3.15 shall be deleted in its entirety and replaced by the following:

3.15 Reduced Royalty. There shall be no reduced royalty.

4.	Section 3.2 shall be deleted in its entirety and replaced by the following:

3.2. Payments on Licensee’s and Sublicensee’s Net Sales. Licensee shall pay University a royalty on Licensee’s Net Sales of Product and Sublicensee’s Net Sales of Product accruing in such Royalty Period in the percentages set forth on Schedule 2, but in no less than the Annual Minimums stated for each year. For clarity, whenever Licensee has a royalty payment due to University there shall be no Deferred Compensation Annual Net Sales Payment due.

Licensee shall pay University Deferred Compensation Annual Net Sales Payments based on Net Sales of Product accruing in such Royalty Period in the percentages set forth on Schedule 2, but in no less than the Annual Minimums stated for each year. For clarity, whenever Licensee has a Deferred Compensation Annual Net Sales Payment due to University there shall be no royalty payment due.

In consideration for deferment of certain financial obligations, Licensee agrees to make a Deferred Compensation Annual Net Sales Payment, whenever due, and only after the Patent Rights have expired, in accordance with the following calculation:

annually for eight (8) years from first commercial sale of a regulatory approved Product but after the Patent Rights have expired, Deferred Compensation Annual Net Sales Payments based on Net Sales accrued during that period in the percentages set forth on Schedule 2 for Products and in no less than the Annual Minimums for the License year set forth in Schedule 2.

In each case, it is understood that the Deferred Compensation Annual Net Sales Payment may extend Licensee’s obligation to make payments to the University based on Net Sales beyond the expiration of the Patent Rights; the Parties agree such payments are considered as deferred compensation. Licensee agrees that in the case of termination, any payments due to the University on Net Sales in accordance with the terms herein shall still be due to be paid to the University in accordance with this Agreement such that termination does not waive Licensee’s obligations regarding the Deferred Compensation Annual Net Sales Payment under this Agreement.

5.	Section 3.4 is deleted and in its entirety and replaced by the following:

3.4 Annual Minimums. If total amounts actually paid by Licensee to University under Sections 3.2 and 3.3 for any License Year are less than the minimum amount set forth on Schedule 2 for that annual period (“Annual Minimum” if the period of before the Patent Rights have expired), then within forty-five (45) days of the end of the annual period, Licensee shall pay University the amount equal to the shortfall.

During the Term of this Agreement, but after Patent Rights have expired, if total amounts actually paid by Licensee to University under Sections 3.2 and 3.3 for any annual period are less than the amount set forth on Schedule 2 for that annual period (each a “Deferred Compensation Annual Minimum Payment”), then within forty-five (45) days of the end of the annual period, Licensee shall pay University the amount equal to the shortfall. However, Licensee shall make annual payments to University in no less than the amount of the Deferred Compensation Annual Minimum Payments for every year of commercial sales after the Patent Rights have expired.

In consideration for deferment of certain financials, Licensee agrees to make a Deferred Compensation Annual Minimum Payment in accordance with the following calculation:

annually for eight (8) years from first commercial sale of a regulatory approved Product but after the Patent Rights have expired, Deferred Compensation Annual Minimum Payments shall be based on Net Sales accrued during that period in the percentages set forth on Schedule 2 for Products and in no less than the Deferred Compensation Annual Minimum Payments for the License year set forth in Schedule 2.

In each case, it is understood that the Deferred Compensation Annual Minimum Payment may extend Licensee’s obligation to make payments to the University based on Net Sales beyond the expiration of the Patent Rights; the Parties regard such as deferred compensation. Licensee agrees that in the case of termination, any payments due to the University on Net Sales in accordance with the terms herein shall still be due to be paid to the University in accordance with this Agreement such that termination does not waive Licensee’s obligations under the Agreement or this Amendment 2.

6.	Section 7.1 is deleted and in its entirety and replaced by the following:

7.1. Term. The “Term” of this Agreement shall be the period of time from the Effective Date until the later of the date: (a) of the last to lapse, expire, or terminate of the Patent Rights; or (b) when Licensee provides notice that use of Technical Information has ceased in accordance with Section 2.1; (c) of the expiration of the last form of Market Exclusivity; or (d) of the last date in which Licensee owes payments to the University in accordance with Section 3.2 and 3.4.

7.	Section 7.3 shall be deleted in its entirety and replaced by the following:

7.3. Licensee Right to Terminate. Licensee may terminate this agreement at any time by written notice to University at least ninety (90) days prior to the termination date specified in the notice. However, upon termination by Licensee, termination does not waive Licensee’s obligations regarding Deferred Compensation Annual Net Sales Payment under Section 3.2 and the Deferred Compensation Annual Minimum Payment under Section 3.4.

8.	Section 7.4 (b) (ii) shall be deleted in its entirety and replaced by the following:

7.4. (b) (ii) Licensee’s obligations under Section 3.2, 3.4, 3.11, Article 4, Sections 5.1, 5.2, 5.5 and to the extent proceedings have been initiated, Section 6.2, this Section 7.4 and Article 8 below; and

9.	Schedule 2 shall be deleted in its entirety and replaced by the following:

Schedule 2 to the Exclusive License Agreement

ARTICLE 3 PAYMENTS AND REPORTS

Licensing Fee: $75,000

Royalty
Net Sales of Product by Licensee	4%
Net Sales of Product by Sublicensee	4%

Deferred Compensation Annual Net Sales Payments
Net Sales of Product by Licensee	4%
Net Sales of Product by Sublicensee	4%

Payment on Sublicensee Revenues

Sublicensee Revenues (non-royalty):

12.5% of all payments plus the cash value of all non-cash items received by Licensee from Sublicensee (in each case, solely where such payments and non-cash items are consideration for the grant of a sublicense for a Product covered or that would be covered under the Patent Rights), not including payments that result from Sublicensee’s Net Sales.

Annual Minimums

The following Annual Minimums must be paid during the Term of the Agreement, which has been extended to include Deferred Compensation Annual Minimum Payments:

Annual Period	Annual Minimum

Year 1 (Effective Date through 12/31/2014)	$0
Year 2 (2015 – Due 12/31/2015) through Year 6 (2020 – Due 12/31/2020)	$100,000
Year 7 and every year thereafter that there is no market approval from the US FDA or a foreign equivalent	$0
The first year with a market approval from the US FDA or a foreign equivalent and every year thereafter until the first commercial sale of a Product	$350,000
The first year with a commercial sale of a Product and every year thereafter	$400,000

Milestone Payments and Requirements

The following one-time Milestone payments must be paid during the Term of the Agreement, which has been extended in accordance with Section 3.4 and may be treated as Deferred Compensation.

(i)	$10,000 due within 5 days after dosing of the first patient with a Product in a Phase II human clinical study anywhere in the world.
(ii)	$150,000 due within 5 days after dosing of the first patient with a Product in a Phase III human clinical study anywhere in the world.
(iii)	$350,000 due within 5 days after the earlier date of the following (a) enrolling 80% of the patients with a Product in the Phase III human clinical study anywhere in the world, (b) one year after the initiation of the Phase III human clinical study anywhere in the world, or (c) termination of the Phase III human clinical study anywhere in the world.
(iv)	$500,000 due within 5 days after the first NDA (New Drug Application) filed with the US. FDA or any other foreign equivalent regulatory agency for a Product anywhere in the world.
(v)	$1,000,000 due within twelve (12) months after the first commercial sale of a Product anywhere in the world.

Commercialization and Reporting Requirements

(i)	On or before 6/30/15 and every year thereafter, Licensee shall provide University with a copy of a recent and relevant report provided to Licensee’s investors or to Licensee’s Board of Directors that describes the previous year’s activities and performance, including Product development.
(ii)	By 12/31/2014, Licensee shall raise financing (which financing may be form sources including, but not limited to, debt or equity financings, grants, licensee fees or any combination of sources) of at least $500,000.
(iii)	Within six months after the completion of an animal pharmokinetic study with a new formulation of dronabinol, Licensee shall schedule a consultation with the US FDA or any other foreign equivalent regulatory agency for a Product about its development plan and shall provide a copy to University within 30 days of receipt by Licensee of the minutes from such consultation.

(iv)	Within 8 months of IND allowance, Licensee shall complete at least one of the following, (a) dosing of the first patient with a Product in a Phase II or Phase III human clinical study anywhere in the world that is not sponsored by the University of Illinois (for clarity, the Clinal Trial referred to in Section 2.4 of this Agreement does not satisfy this requirement), (b) dosing of the first patient in a Phase II human clinical study anywhere in the world with a low dose of dronabinol (defines as less than or equal to 1 mg), or (c) dosing of the first patient in a Phase I human clinical study anywhere in the world with a proprietary reformulation of dronabinol.
(v)	Within two (2) years after IND allowance, Licensee shall dose the first patient with a Product in a Phase III human clinical study anywhere in the world. In the event that any of the clinical studies in 3.12 (iv) fail to meet its required endpoints, Licensee shall be granted an additional year to meet this requirement.
(vi)	Within four (4) years after dosing of the first patient in a Phase III human clinical study, Licensee shall apply for market approval to the US. FDA or any other foreign equivalent regulatory agency for a Product anywhere in the world. In the event that any of the Phase II clinical studies fail to meet their required endpoints, Licensee shall be granted an additional two years to meet this requirement.
(vii)	Within one year of obtaining market approval by the US. FDA or any other foreign equivalent regulatory agency for a Product anywhere in the world, Licensee shall have made its first commercial sale of a Product.

For avoidance of doubt, Licensee may satisfy any of the requirements described in the preceding clauses (iv) through (viii) through actions by a Sublicensee.

Royalty Stacking

(a)	Maximum royalty burden in 3.16(a) for freedom to operate: (A%) = 6%
(b)	Maximum royalty burden in 3.16(b) for additional technologies: (B%) = 8%
(c)	Minimum royalty payable under 3.16(a), (b) or (c): (Y%) = 3%

General and/or Mailed Payment Instructions:

Office of Technology Management

Attention: Director

University of Illinois at Chicago

446 College of Medicine East, MC 682

808 S. Wood

Chicago, IL 60612-7227

Checks payable to: Board of Trustees of the University of Illinois and reference this Agreement

Email notice:	cashmgmt@uillinois.edu
Include with wire details (anticipated wire amount, origination) and reference this Agreement.

Wire Transfer Instructions:

Wire Transfer Instructions will be provided with the invoice for payment. In the event royalty is due, please email otmuicfinance@otm.uic.edu for current payment instructions.

ARTICLE 4 INDEMNIFICATION

Minimum Insurance Requirements

General Liability: (i) $1,000,000 per occurrence, with an aggregate minimum of $2,000,000 for personal injury or death; and an additional (ii) $1,000,000 per occurrence, with an aggregate minimum of $2,000,000 for property damage.

Product Liability: Prior to the first Product testing for or in human, or if such Product does not require such testing, then generation of the first Net Sale or $1,000,000 per occurrence and $2,000,000 in aggregate.

ARTICLE 5 NOTICES

If to University:	Office of Technology Management
University of Illinois at Chicago (MC 682)
1853 West Polk Street, Suite 446
Chicago, IL 60612-7335
Phone: 312-996-7018
Fax: 312-996-1995

With copy to: OTM Legal Counsel
1737 W. Polk Suite 405 (mc/225)
Chicago, IL 60612

If to Licensee:	RespireRx Pharmaceuticals Inc.
126 Valley Road, Suite C
Glen Rock, New Jersey 07452
(917) 834-7206
jmargolis@respirerx.com
FEIN: 33-0303583

In the case of any inconsistency between this Amendment 2 and the Agreement, this Amendment 2 shall govern. Except as expressly provided in this Amendment 2, all other terms, conditions, and provisions of the Agreement (as amended by Amendment 1) shall continue in full force and effect as provided therein.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment 2 to the Agreement to be executed by their respective duly authorized officers or representatives effective as of the Effective Date.

THE BOARD OF TRUSTEES			RespireRx Pharmaceuticals Inc
OF THE UNIVERSITY OF ILLINOIS

By:	/s/ Paul N. Ellinger	01/18/2023	By:	/s/ Jeff Eliot Margolis	01/03/2023
Paul N. Ellinger, Interim Comptroller		Date			Date

/s/ Suseelan Pookote		01/18/2023	Jeff Eliot Margolis, SVP, CFO, Treasurer, Secretary
Signature of Comptroller Delegate		Date	Printed Name/Title

Suseelan Pookote, Director, UIC-OTM
Printed Name and Title of Comptroller Delegate